FOR IMMEDIATE RELEASE                                 SYMBOL: TNOW
AUGUST 2, 1999                                        TRADED: OTC Bulletin Board


SPRINGFIELD, MO - AUGUST 2, 1999 - TravelNow.com, Inc., an Internet-based travel company located in Springfield, Missouri, ("TravelNow" or the "Company") announced today that it merged with Sentry Accounting, Inc. ("Sentry"), a publicly traded Florida corporation. The merger was completed on July 23, 1999. In connection with the merger, Sentry has changed its name to "TravelNow.com, Inc." and new officers and directors were elected.

Pursuant to the terms of the merger agreement between TravelNow and Sentry, Sentry issued 1,475,533 shares of its restricted common stock to the shareholders of TravelNow. TravelNow currently has, on a fully diluted basis, 10,324,304 shares of its common stock issued and outstanding, of which 7,751,802 shares are restricted.

TravelNow originated as an online hotel booking system and has grown into a full service travel system including hotel, car rental, airfare and Eurail passes. TravelNow has access to over 40,000 hotel properties, 60 car rental companies and over 200 airlines. The Company's technology was developed in house and pulls information from several different central reservations systems and consolidators worldwide.

Jeff Wasson, President of TravelNow stated, "During the month of July 1998, TravelNow had 11,277 confirmed hotel nights compared to 46,495 confirmed hotel nights in July, 1999, an increase of more than 350%. During July of 1998, TravelNow recorded 350,000 unique users compared to 1,300,000 unique users in July of 1999. Car rentals, added in January of 1999, were 4,064 in July 1999." Mr. Wasson continued, "This merger is an exciting step forward in the Company's development and growth."

The common stock of TravelNow is traded on the OTC Bulletin Board under the symbol "TNOW". The corporate offices of TravelNow are located at 318 Park Central East, Suite 306, Springfield, Missouri 65806. Further information can be found at http://www.travelnow.com or by contacting Jeff Wasson, President, at 417-864-3600.

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